Management Assertion

As of and for the year ended December 31, 2009, the Retail Credit Operations Division of
Wachovia Bank, National Association (the Bank), which on March 20, 2010 merged into Wells
Fargo Bank, National Association (WFBNA), a subsidiary of Wells Fargo & Company, has complied in all material respects with the minimum servicing standards set forth in the Mortgage
Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP), relating to its servicing of prime equity lines (home equity lines of credit), pursuant to the respective Sales and Servicing Agreements for the Summitt Prime Equity Lines Trust 2002
and the Wachovia Asset Securitization Inc. (WASI) Trust 2002 HE-1, 2002 HE-2, 2003 HE-1,
2003 HE-2, 2003 HE-3, 2004 HE-1, 2004 HEMM-2, 2007 HE-1, and 2007 HE-2 (collectively the
Trusts), except for minimum servicing standards I.2, I.4, III.3, III.4, III.6, V.3, and V.4, which management has interpreted to be inapplicable to the servicing of the Trusts.

As of and for this same period, the Bank had in effect a fidelity bond policy in the amount of
$100 million and an errors and omissions policy in the amount of $100 million.

/s/ April Hughhey__________________________
3/30/10______
April Hughey Date
Vice President, Wells Fargo Bank, National Association
Exhibit 99.2
Wells Fargo & Co.
301 S. College Street, NC5578
Charlotte, NC 28288-5578